Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Total Return Fund, which was held on October 19, 2001, the following actions were taken:

Item 1. To elect a Board of Trustees.
                                                Number of Shares

Nominee                                    For             Withhold Authority
Jeffrey L. Shames                     341,899,187.169         6,075,195.522
John W. Ballen                        341,914,567.372         6,059,815.319
Lawrence H. Cohn                      341,824,189.244         6,150,193.447
J. David Gibbons                      341,732,550.841         6,241,831.850
William R. Gutow                      341,908,415.516         6,065,967.175
J. Atwood Ives                        341,877,784.905         6,096,597.786
Abby M. O'Neill                       341,811,229.428         6,163,153.263
Lawrence T. Perera                    341,885,777.945         6,088,604.746
William J. Poorvu                     341,895,916.822         6,078,465.869
Arnold D. Scott                       341,926,157.217         6,048,225.474
J. Dale Sherratt                      341,892,078.557         6,082,304.134
Elaine R. Smith                       341,879,618.222         6,094,764.469
Ward Smith                            341,847,087.147         6,127,295.544

Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.

                                    Number of Shares

For                                 331,979,404.793
Against                               8,796,131.424
Abstain                              12,558,653.151
Broker Non-votes                     41,929,995.000

Item 3. To amend, remove or add certain fundamental investment policies.

                                    Number of Shares

For                                 272,000,582.682
Against                               7,972,222.721
Abstain                              11,333,269.288
Broker Non-votes                     56,668,308.000

Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.

                                    Number of Shares

For                                 331,973,982.264
Against                               5,809,535.508
Abstain                              10,190,864.919

Item 5. To approve a new management fee.
                                    Number of Shares

For                                 257,208,388.039
Against                              19,308,608.698
Abstain                              14,789,077.954
Broker Non-votes                     56,668,308.000

Item 6. To ratify the selection of Deloitte & Touche LLP as the independent public accountants for the fiscal year ending September 30, 2002.

                                    Number of Shares

For                                 324,643,862.931
Against                               2,740,909.081
Abstain                              20,589,610.679